Registration No. 333-22409
                                                          Rule 424(b)(3)

                SUPPLEMENT TO PROSPECTUS DATED MARCH 27, 1997

                         DEAN WITTER, DISCOVER & CO.
                        858,800 SHARES OF COMMON STOCK
______________________________________________________________________________

     Of the 359,666 shares of common stock, par value $.01 per share ("Common Stock"), of Dean Witter, Discover & Co., a Delaware corporation (the "Company"), which the Company registered for offer and sale on Form S-3 (Reg. No. 333-22409) on behalf of The Thomas F. White 1991 Trust (the "White Trust"), the White Trust, on May 21, 1997, donated 31,902 of such shares of Common Stock to Beloit College. The Company has agreed to supplement its prospectus, dated March 27, 1997 (the "Prospectus"), to include Beloit College as a Selling Stockholder (as such term is defined in the Prospectus). In that regard, this supplement to the Prospectus (the "Supplement") supplements certain of the information set forth in the Prospectus as follows:

     The table set forth under the caption entitled "Selling Stockholders" on page 5 of the Prospectus is amended in its entirety as follows:

                             SELLING STOCKHOLDERS

     The following table sets forth certain information as of the date of this Supplement with respect to the Common Stock owned by the Selling Stockholders.

Name of Selling Stockholder     Beneficial Ownership of Common Stock
---------------------------     ------------------------------------
                                Before                        After
                                ------                        -----
                                Offering (1)   Offered(1)     Offering(1)(2)
                                ------------   ----------     --------------

The 1994 Roach Family Trust      887,082         405,747          481,335
The Thomas F. White 1991 Trust   809,099         327,764          481,335
Robert Angle                      93,387          93,387             0
Beloit College                    31,902          31,902

     Total Offered                               858,800

-------------------
(1) In each case, less than 1% of shares outstanding based upon 321,218,945 shares of the Company's Common Stock outstanding as of January 31, 1997.

(2) Because each of the Selling Stockholders may sell pursuant to this Prospectus all or only a portion of the Shares owned by each, no estimate can be given as to the amount of Common Stock that will be owned by each upon termination of this offering. For purposes of this table, it has been assumed that each Selling Stockholder will sell all of its offered shares.

                The date of this Supplement is May 22, 1997